EXHIBIT 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
rfisher@webmd.net	jnewman@webmd.net
212-624-3817	212-624-3912
WebMD Announces Third Quarter Financial Results
Revenue Increases 48%, Adjusted EBITDA Increases 61%
Net Income of $1.0 Million, Which Includes $5.9 Million of SFAS 123R Stock-Based
Compensation Expense, Compares to Net Income of $4.1 million Last Year
New York, NY (November 2, 2006) — WebMD Health Corp. (NASDAQ: WBMD) today announced financial results for the three months ended September 30, 2006.
“This quarter we continued to demonstrate substantial progress in each of our major business markets, as we continue to build the leading online health destination for both consumers and healthcare professionals. With another strong quarter of financial and operating results, WebMD is well positioned to capitalize on the powerful market trends in each of our online businesses,” said Wayne Gattinella, President and Chief Executive Officer of WebMD.
Financial Summary
Revenue for the third quarter was $66.6 million compared to $45.1 million in the prior year period, an increase of 48%. Earnings before interest, taxes, depreciation, amortization, and other non-cash items (“Adjusted EBITDA”) for the third quarter increased 61% to $14.6 million or $0.25 per share compared to $9.1 million or $0.19 per share in the prior year period. The net income of $1.0 million or $0.02 per share for the third quarter includes $5.9 million of stock compensation expense due to the January 1, 2006 adoption of SFAS 123R. Without this, net income would have been $6.9 million or $0.12 per share compared to last year’s net income of $4.1 million or $0.09 per share.
As of September 30, 2006, WebMD had approximately $85 million of cash and investments.
Operating Highlights
Online Services segment revenue was $58.9 million for the third quarter compared to $39.2 million in the prior year period, an increase of 50%. Advertising and sponsorship revenue increased 55% to $43.5 million. Private portal licensing revenue increased 61% to $14.6 million. Online Services segment Adjusted EBITDA increased 63% to $12.7 million compared to $7.8 million in the prior year.
The WebMD Health Network continued to expand with the average number of unique users reaching 32.3 million per month and total traffic of 729 million page views during the third quarter, increases of approximately 30% from a year ago. In the third quarter, 487,000 continuing medical education (CME) programs were completed on the Network, an increase of 55% from the prior year period.

WebMD continued to expand its base of private Health and Benefits portals to large employers and health plans. During the third quarter, the Company implemented new online health platforms for large corporations, including The Kroger Co., J.C. Penney Corporation, Inc., Electronic Data Systems Corp., Medtronic, Inc., Reed Elsevier Inc. and Rock-Tenn Company. WebMD also licensed its health platform to several health plans and government organizations, including Blue Cross and Blue Shield of Alabama and Connecticare.
Publishing and Other Services segment revenue was $7.7 million for the third quarter compared to $5.9 million in the prior year period, an increase of 31%. Publishing and Other Services segment Adjusted EBITDA was $1.9 million compared to $1.3 million in the prior year period.
Acquisition of Subimo Expands WebMD’s Private Online Health Portal Services
WebMD today announced that it has entered into a definitive agreement to acquire Subimo, LLC (www.subimo.com), a provider of healthcare decision support applications to large employers, health plans and financial institutions. With this acquisition, WebMD combines its market-leading private health and benefits portals with Subimo’s advanced online health applications which will expand WebMD’s suite of products and services and help to accelerate its market leadership.
Financial Guidance
A schedule outlining the Company’s updated financial guidance is attached to this press release.
Analyst and Investor Conference Call
As previously announced, WebMD and Emdeon Corporation will hold a conference call with investors and analysts to discuss their third quarter results at 4:45 pm (eastern) on November 2, 2006. The call can be accessed at www.wbmd.com (in the Investor Relations section) or at www.emdeon.com (in the About Emdeon section). A replay of the audio webcast will be available at the same web address.
About WebMD
WebMD Health Corp. (Nasdaq: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications. WebMD is a subsidiary of Emdeon Corporation (Nasdaq: HLTH).
The WebMD Health Network reaches over 30 million visitors a month through its leading owned and operated health sites that include WebMD Health, Medscape, MedicineNet, eMedicine, eMedicine Health, RxList and theheart.org.
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All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; and the amount and timing of the benefits expected from acquisitions, from new products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; relationships with customers and strategic partners; difficulties in integrating acquired businesses; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as non-GAAP financial measures. The tables attached to this press release include reconciliations of non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.
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WebMD®, WebMD Health®, Medscape®, eMedicine® and Summex®, are trademarks of WebMD Health Corp. or its subsidiaries.